                                                                     EXHIBIT 5.2
                            TUPPER JONSSON & YEADON



                                Gregory C. Smith

June 14, 1996

INTELCOM GROUP (U.S.A.), INC.
Executive Offices
9605 East Maroon Circle
Englewood, Colorado
80112

INTELCOM GROUP INC.
#11-1155 North Service Road West
Oakville, Ontario
LM6 3E3

Dear Sirs:

RE:  INTELCOM GROUP (U.S.A.), INC.
     INTELCOM GROUP INC.
     REGISTRATION STATEMENT ON FORM S-4
     REGISTRATION NO. 333-04569
     ---------------------------------------

As counsel for IntelCom Group Inc., a Canadian federal corporation (the "Company"), we have been requested to furnish our opinion as to matters hereinafter set forth in connection with the proposed issuance by IntelCom Group (U.S.A.), Inc., a Colorado corporation ("ICG") of $550,330,000 in aggregate principal amount of its 12 1/2% Senior Exchange Discount Notes due 2006 (the "Exchange Notes"), under an Indenture dated April 30, 1996 between the Company, ICG and Norwest Bank Colorado, National Association (the "Trustee"), in exchange for its outstanding 12 1/2% Senior Discount Notes due 2006 (the "Exchange Offer"). The issuance of the Exchange Notes pursuant to the Exchange Offer will be registered under the Securities Act of 1933, as amended (the "Act"), pursuant to the registration statement on Form S-4, as amended (Registration No. 333-04569) (the "Registration Statement"), which Registration Statement sets forth the terms and conditions of the Exchange Offer. The Exchange Notes will be fully and unconditionally guaranteed by IntelCom (the "Guarantee"). The Guarantee will also be registered under the Act pursuant to the Registration Statement. In connection herewith, we have examined the Certificate of Incorporation (and all amendments thereto) and By-laws of the Company and the minutes of the Board of Directors of the Company with respect to the filing of the Registration Statement and the issuance of the Guarantee. We have also examined such other documents, records, certificates of public officials and such matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

We are qualified to practice law only in the Province of British Columbia and our opinions below are expressed only in respect of the laws of such province and the laws of Canada applicable therein and we express no opinion with respect to the laws of any other jurisdiction.

Based upon the foregoing, we are of the opinion that:

The Guarantee has been duly authorized. When the Exchange Notes are legally issued, the Guarantee will have been legally issued and will constitute the valid and binding obligation of IntelCom.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to this firm appearing in the Prospectus under the heading "Legal Matters". In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,

TUPPER JONSSON & YEADON


/s/
GREGORY C. SMITH